                        PART 1.  FINANCIAL INFORMATION

                       BIC CORPORATION AND SUBSIDIARIES

             ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

               UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                             October 1,                  January 1,
                                                                               1995                         1995
                                                                            ------------                ------------
                                                                                          (Thousands)
ASSETS
------
CURRENT ASSETS:
  Cash and cash equivalents                                                  $ 90,330                    $ 48,091
  Accounts and notes receivable:
    Trade - net of allowance for doubtful
      accounts of $5,208,000 at October 1 and
      $4,530,000 at January 1                                                  75,006                      54,648
    Affiliates                                                                  4,577                       4,358
    Other                                                                       4,364                       3,861
  Inventories:
    Finished goods                                                             21,292                      25,804
    Work in process                                                            18,303                      18,335
    Raw materials                                                               8,400                       7,860
    Packaging materials                                                         2,720                       2,364
  Other current assets                                                         34,050                      29,124
                                                                            ------------                ------------
    Total current assets                                                      259,042                     194,445
                                                                            ------------                ------------


PROPERTY, PLANT AND EQUIPMENT - at cost less
  accumulated depreciation of $163,684,000 at
  October 1 and $151,365,000 at January 1                                     127,158                     132,553
OTHER ASSETS                                                                   34,825                      31,689
                                                                            ------------                ------------
    TOTAL                                                                    $421,025                    $358,687
                                                                            ------------                ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  Bank borrowings                                                            $  1,010                    $      0
  Accounts payable:
    Trade                                                                      15,957                      11,835
    Affiliates                                                                  6,704                       7,080
  Accrued expenses                                                             82,904                      63,214
  Other current liabilities                                                    16,451                       4,500
                                                                            ------------                ------------
    Total current liabilities                                                 123,026                      86,629
                                                                            ------------                ------------

NONCURRENT LIABILITIES                                                         26,493                      24,141
                                                                            ------------                ------------

SHAREHOLDERS' EQUITY:
  Preferred shares ($1 par value; authorized -
    1,000,000; no shares issued or outstanding)                                     0                           0
  Common shares ($1 par value; authorized -
    50,000,000; outstanding 23,559,244)                                        23,559                      23,559
  Retained earnings                                                           266,251                     238,076
  Foreign currency translation adjustment                                     (18,304)                    (13,718)
                                                                            ------------                ------------
    Total shareholders'equity                                                 271,506                     247,917
                                                                            ------------                ------------
      TOTAL                                                                  $421,025                    $358,687
                                                                            ============                ============

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       BIC CORPORATION AND SUBSIDIARIES
 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
        FOR THE NINE MONTHS ENDED OCTOBER 1, 1995 AND OCTOBER 2, 1994



                                                                1995               1994
                                                                ----               ----
                                                             (Thousands Except Share Data)
NET SALES                                                     $387,688           $369,336

COST OF GOODS SOLD                                             202,880            186,844
                                                            ----------         ----------
GROSS PROFIT                                                   184,808            182,492

ADVERTISING, SELLING, GENERAL AND ADMINISTRATIVE,
  MARKETING AND RESEARCH & DEVELOPMENT EXPENSES                111,918            112,236
                                                            ----------         ----------

INCOME FROM OPERATIONS                                          72,890             70,256

OTHER INCOME (EXPENSE) - NET                                     2,105             (1,352)
                                                            ----------         ----------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                      74,995             68,904

PROVISION FOR INCOME TAXES                                      30,564             28,130
                                                            ----------         ----------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                                       44,431             40,774

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  FOR POSTEMPLOYMENT BENEFITS, NET OF
  TAXES OF $410,000                                                  0               (623)
                                                            ----------         ----------

NET INCOME                                                      44,431             40,151

RETAINED EARNINGS - BEGINNING OF YEAR                          238,076            205,902

DIVIDENDS PAID (PER COMMON SHARE: 1995 - $0.69,
  1994 - $0.60                                                 (16,256)           (14,136)
                                                            ----------         ----------

RETAINED EARNINGS - END OF PERIOD                             $266,251           $231,917
                                                            ==========         ==========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING               23,559,244         23,559,244

EARNINGS (LOSS) PER COMMON SHARE:
  INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING PRINCIPLE                                      $1.89              $1.73
  CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE                                             0              (0.02)
                                                            ----------         ----------

  NET INCOME                                                     $1.89              $1.71
                                                            ==========         ==========







      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       BIC CORPORATION AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
      FOR THE FISCAL QUARTERS ENDED OCTOBER 1, 1995 AND OCTOBER 2, 1994

                                                                1995               1994
                                                                ----               ----
                                                             (Thousands Except Share Data)
NET SALES                                                     $130,275           $127,720

COST OF GOODS SOLD                                              67,658             63,425
                                                            ----------         ----------

GROSS PROFIT                                                    62,617             64,295

ADVERTISING, SELLING, GENERAL AND ADMINISTRATIVE,
  MARKETING AND RESEARCH & DEVELOPMENT EXPENSES                 36,929             38,773
                                                            ----------         ----------

INCOME FROM OPERATIONS                                          25,688             25,522

OTHER INCOME (EXPENSE) - NET                                     1,073               (104)
                                                            ----------         ----------

INCOME BEFORE INCOME TAXES                                      26,761             25,418

PROVISION FOR INCOME TAXES                                      10,952             10,624
                                                            ----------         ----------

NET INCOME (PER COMMON SHARE: 1995 - $0.68,
  1994 - $0.63)                                               $ 15,809           $ 14,794
                                                            ==========         ==========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING               23,559,244         23,559,244






      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       BIC CORPORATION AND SUBSIDIARIES

          UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED OCTOBER 1, 1995 AND OCTOBER 2, 1994

                                                                1995               1994
                                                                ----               ----
                                                                      (Thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES*                    $ 61,666           $ 41,391
                                                              --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                   (13,493)           (16,271)
  Proceeds from sale of property, plant and
    equipment                                                      391              1,020
  Deferred charges, deposits and other                          (2,421)              (163)
  Purchases of trademarks and patents                             (684)              (900)
                                                              --------           --------

   Net cash used in investing activities                       (16,279)           (16,314)
                                                              --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in short term borrowings                         13,090              1,440
  Dividends paid                                               (16,256)           (14,136)
                                                              --------           --------

  Net cash used in financing activities                         (3,166)           (12,696)
                                                              --------           --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                             18                 36
                                                              --------           --------

INCREASE IN CASH AND CASH EQUIVALENTS                           42,239             12,417

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    48,091             24,094
                                                              --------           --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                      $ 90,330           $ 36,511
                                                              ========           ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
    Cash paid during the period for:

      Interest                                                $  1,024           $    818
                                                              ========           ========

      Income taxes                                            $ 30,617           $ 27,409
                                                              ========           ========

*The 1994 Change in Employers' Accounting for Postemployment Benefits had no effect on cash and cash equivalents.




      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       BIC CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.   Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended October 1, 1995 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1995.


2.   New Accounting Standards

     As of January 3, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." This new standard requires that the cost of benefits provided to former or inactive employees be recognized on the accrual basis of accounting. Previously, the Corporation recognized postemployment beneifts on a cash basis or at the date the event gave rise to the payment of these benefits. In accordance with the provisions of the Collective Bargaining Agreement between BIC Corporation and Local 134 United Rubber, Cork, Linoleum and Plastic Workers of America, now merged with United Steel Workers of America, the Corporation provides severance benefits to its unionized employees. The Corporation also provides medical and life insurance benefits to salaried employees receiving long-term disability benefits. The cumulative effect of this change, net of deferred income tax benefit of $0.4 million, reduced net income by $0.6 million or $0.02 per share, which has been reflected in the Corporation's condensed consolidated statement of income for the nine months ended October 2, 1994.

3.   Short Term Borrowings

     Bank borrowings totaled $1.0 million at October 1, 1995, which represents borrowings by the Corporation's Mexican subsidiary, with a weighted average interest rate of 6.14%. These borrowings were repaid during October 1995.